FOR IMMEDIATE RELEASE
Telephone: 609-561-9000
Investor Relations/Media Contact: Marissa Travaline x4227
e-mail: mtravaline@sjindustries.com

SJI Reports Q2 Earnings;
Confirms 2017 Guidance

Folsom, NJ, August 3, 2017 - South Jersey Industries (NYSE: SJI) today announced results for the second quarter of 2017. GAAP income and Economic Earnings* for the year to date and second quarter are presented below, as compared with the same periods in 2016.

	2017	2016
GAAP income from continuing operations - YTD	$30.1 million	$63.4 million
GAAP income from continuing operations - Q2	$(7.6) million	$(4.8) million
GAAP EPS per diluted share - YTD	$0.38	$0.86
GAAP EPS per diluted share - Q2	$(0.10)	$(0.06)

Economic Earnings - YTD	$62.0 million	$65.7 million
Economic Earnings - Q2	$4.5 million	$8.7 million
Economic EPS per diluted share - YTD	$0.78	$0.89
Economic EPS per diluted share - Q2	$0.06	$0.12

“Second quarter and year-to-date results reflect performance from the core business lines that continue to drive us closer to our goal of $150 million of Economic Earnings by 2020,” said SJI president and CEO Michael J. Renna. “Growth driven improvements in customer margins and infrastructure investments designed to enhance the safety and resiliency of our system continue to drive utility performance, while contributions from our Midstream investment in PennEast and from our niche fuel supply management business reflect our focus on growth through high quality and repeatable earnings.”

* SJI uses the non-GAAP measure of Economic Earnings when discussing results. A full explanation and reconciliation of this non-GAAP measure is provided under “Explanation and Reconciliation of Non-GAAP Financial Measures.”

2017 EXPECTED CONTRIBUTIONS TO EARNINGS
The following chart outlines our targeted Economic Earnings composition for 2017.

Business Lines	Expected Contribution to 2017 Economic Earnings
Regulated Gas Utility Operations Midstream	70 - 74 percent 3 - 5 percent
Non-Utility SJ Energy Group	20 - 24 percent
SJ Energy Services	0 - 2 percent

As we look out at the second half of 2017, we expect customer growth and infrastructure investment to drive performance at our utility, complemented by the expected completion of a base rate case by year end. Our growing fuel management business, the benefit from the Allowance for Funds Used During Construction (AFUDC) associated with our investment in the PennEast project, and the contributions from our proven CHP assets powering Borgata are expected to help offset the elimination of investment tax credits and support our shift to high quality, low-risk, repeatable earnings streams. Our projected Economic EPS range for 2017 remains $1.14 to $1.20.

The following provides a more detailed discussion of performance from each area of the business.

REGULATED BUSINESS PERFORMANCE

SOUTH JERSEY GAS:
Year-to-date net income is $48.7 million, as compared with prior year results of $49.5 million. For the second quarter of 2017, net income totaled $2.3 million compared with $5.0 million in the second quarter of 2016. Substantial investment in our utility infrastructure over the last several years has driven depreciation and interest expense higher. Those expenses, along with an increase in the reserves and write-offs for uncollectible accounts, are expected to be addressed through the resolution of the base rate case filed earlier this year. Utility results for the current period also reflect the absence of a non-recurring $1.0 million tax credit received in 2016. There is no difference between SJG’s GAAP net income and Economic Earnings.

Customer Growth:
Customer growth remains very strong, with the utility adding 5,788 customers in the last 12 months, a 1.5% improvement that brings our current customer count to 380,606 customers. This growth, combined with increased demand from commercial customers helped drive incremental net margin of $2.2 million.

In the current quarter alone, we added over 2,100 new customers, as conversion activity across our service area remains particularly strong and new construction is up compared with prior year.

Regulatory Update:
The other main driver of utility earnings is infrastructure investment aimed at enhancing the safety and reliability of our distribution system. Year-to-date investments under the Storm Hardening and Reliability Program (SHARP) and the second phase of our Accelerated Infrastructure Replacement Program (AIRP) total $60.7 million. Investments from these two programs, as well as benefits from the first phase of our AIRP, provided an incremental net income contribution of $3.5 million for the first half of 2017. Investments made through these programs are expected to add a total of approximately $4.0 million in incremental net income for the full year.

The investments made under Phase I of our AIRP as well as investments made in the first two years of our SHARP are now fully reflected in base rates. Under the second phase of our AIRP, investments are no longer tied to recovery through a base rate proceeding, and will instead roll into rates annually each October 1 through the program’s duration. The AFUDC methodology for the program was also revised for the second phase of the AIRP. As a result, the earnings impact of investments made since October 2016 will not begin to be fully recognized until the fourth quarter, and the total AFUDC recorded on those investments will be lower than in the prior year.

The appeal of the regulatory approval received for the pipeline intended to serve the former BL England facility continues to move through the state’s legal process. We currently expect a resolution in our favor before year end, which would allow construction of this pipeline to commence in 2018 along a timeline developed in collaboration with the facility’s owners.

SJI MIDSTREAM:
For the first half of the year, SJI Midstream contributed $2.4 million to Economic Earnings, with $0.4 million added in the second quarter. These impacts represent the benefit from AFUDC associated with our investment in the PennEast pipeline project. Construction of this pipeline is expected to begin in 2018, pending final approval by the Federal Energy Regulatory Commission (FERC). The significant reliability and cost savings benefits this project will provide to New Jersey consumers make it a much needed and broadly recognized driver of economic development and job growth in our state.

NON-UTILITY BUSINESS PERFORMANCE
SJ ENERGY GROUP:
The following chart details the quarterly contributions to earnings from our wholesale and retail commodity business, South Jersey Energy Group (SJEG):

	2017	2016
SJEG GAAP income from continuing operations - YTD	$(19.6) million	$10.0 million
SJEG GAAP income from continuing operations - Q2	$(11.5) million	($13.7) million

SJEG Economic Earnings from continuing operations - YTD	$10.4 million	$11.8 million
SJEG Economic Earnings from continuing operations - Q2	$0.6 million	$(0.3) million

Year to date, South Jersey Energy Group contributed $10.4 million of Economic Earnings, compared with $11.8 million in the same period in 2016. In the second quarter, SJEG contributed $0.6 million to Economic Earnings compared to a loss of $0.3 million in the second quarter last year. The quarter improved largely as a result of the increased contributions from fuel supply management contracts, as three facilities have come on-line in the last twelve months, helping to more than double the volumes associated with these contracts as compared with the same period in 2016. Year-to-date results in our wholesale marketing business are lower, however, reflecting the impact of abnormally warm weather and reduced spreads this past winter.

Three new fuel supply management contracts expected to come on line in 2018 will further position this piece of our wholesale business as a key driver of near term earnings growth. Additionally, we expect to announce the execution of our eleventh fuel supply management contract this month. These fee-based, long term contracts are an important part of our plan to drive earnings growth from high quality, low-risk, repeatable sources.

SJI has been involved in a dispute related to a three-year capacity management contract with a counterparty, whereby SJI was the manager. GAAP earnings in our wholesale business were impacted in the second quarter by an after-tax charge of $6.0 million, including legal fees, due to an accrual for the potential settlement of this dispute. That amount was excluded from Economic Earnings.

SJ ENERGY SERVICES:
The following chart details the quarterly and full year contributions to earnings from our energy production business, South Jersey Energy Services (SJES):

	2017	2016
SJES GAAP income from continuing operations - YTD	$(3.2) million	$4.1 million
SJES GAAP income from continuing operations - Q2	$1.1 million	$3.9 million

SJES Economic Earnings from continuing operations - YTD	$(1.3) million	$4.5 million
SJES Economic Earnings from continuing operations - Q2	$1.1 million	$4.1 million

Year to date, South Jersey Energy Services results reflect a loss of $1.3 million of Economic Earnings, as compared with a contribution of $4.5 million for the same period in 2016. For the second quarter, SJES contributed $1.1 million of Economic Earnings compared to $4.1 million in the prior year. Year-to-date results do not include any benefit from investment tax credits (ITC), as compared with a $2.8 million benefit recorded for the same period in 2016. Economic Earnings in the second quarter and first half of 2016 also benefited from a $1.3 million settlement, which does not repeat in 2017 results.

Strong production within our solar portfolio continues, as our solar projects generated 76,278 SRECs in the second quarter of 2017, compared with approximately 71,114 in the same period in 2016.

CONFERENCE CALL / WEBCAST DETAILS

To participate in the conference call at 11:00 AM ET on August 4, 2017, please pre-register by going to the South Jersey Industries website, http://www.sjindustries.com, and clicking on Investors, to access the pre-registration link. This will allow you to generate a PIN to expedite your inclusion into the conference call when dialing in. On the day of the call, dial 1-888-713-4214 approximately 15 minutes ahead of the scheduled call time; enter the participant pass code 54980715 and the PIN you received during pre-registration. International callers may dial 1-617-213-4866; enter the participant pass code 54980715 and the PIN you received during pre-registration.

To listen to the live webcast, visit the South Jersey Industries website at www.sjindustries.com, and scroll down to the “Webcasts and Presentations” section where you will find the link to participate.

FORWARD LOOKING STATEMENT

This news release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding future results of operations or financial position, expected sources of incremental margin, strategy, financing needs, future capital expenditures and the outcome or effect of ongoing litigation, are forward-looking. We use words such as “anticipate,” “believe,” “expect,” “estimate,” “forecast,” “goal,” “intend,” “objective,” “plan,” “project,” “seek,” “strategy,” “target”, “will” and similar expressions to identify forward-looking statements. These forward-looking statements are based on the beliefs and assumptions of management at the time that these statements were made and are inherently uncertain. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions on an international, national, state and local level; weather conditions in SJI’s marketing areas; changes in commodity costs; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in SJI’s distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers, suppliers or business partners to fulfill their contractual obligations; and changes in business strategies.

A discussion of these and other risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements are described in greater detail in the Form 10-Q for the period ended June 30, 2017 and in other filings made by us with the Securities and Exchange Commission (SEC). These cautionary statements should not be construed by you to be exhaustive and they speak only as of the date they are made. No assurance can be given that any goal or plan set forth in any forward-looking statement can or will be achieved, and readers are cautioned not to place undue reliance on such statements, which speak only as of the date they are made. SJI undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

ABOUT SOUTH JERSEY INDUSTRIES
South Jersey Industries (NYSE: SJI), an energy services holding company based in Folsom, NJ, operates its business through two primary subsidiaries. South Jersey Gas delivers clean, efficient natural gas and promotes energy efficiency to approximately 381,000 customers in southern New Jersey. SJI’s non-regulated businesses, under South Jersey Energy Solutions, promote efficiency, clean technology and renewable energy by developing, owning and operating on-site energy production facilities; acquiring and marketing natural gas and electricity for retail customers; providing wholesale commodity marketing and fuel management services; and offering HVAC and other energy-efficiency related services. For more information about SJI and its subsidiaries, visit www.sjindustries.com.

EXPLANATION AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
This news release includes the financial measures of Economic Earnings and Economic Earnings per share, which are not prepared in accordance with generally accepted accounting principles in the United States (GAAP), when evaluating the results of operations for its nonutility operations. These non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income, earnings per share from continuing operations or any other GAAP measure of liquidity or financial performance.

We define Economic Earnings as: Income from continuing operations, (a) less the change in unrealized gains and plus the change in unrealized losses on all derivative transactions; (b) less realized gains and plus realized losses on all commodity derivative transactions attributed to expected purchases of gas in storage to match the recognition of these gains and losses with the recognition of the related cost of the gas in storage in the period of withdrawal; (c) less the impact of transactions or contractual arrangements where the true economic impact will be realized in a future period; (d) as adjusted by the impact of a May 2017 jury verdict stemming from a pricing dispute with a gas supplier over costs, including interest charges and legal fees incurred; and (e) as adjusted by the impact of an accrual on an expected settlement of an outstanding legal claim stemming from a dispute related to a three-year capacity management contract with a counterparty, including legal fees incurred.

Economic Earnings is a significant performance metric used by our management to indicate the amount and timing of income from continuing operations that we expect to earn after taking into account the impact of derivative instruments on the related transactions, and transactions or contractual arrangements where the true economic impact will be realized primarily in a future period or was realized in a previous period. Specifically regarding derivatives, we believe that this financial measure indicates to investors the profitability of the entire derivative related transaction and not just the portion that is subject to mark-to-market valuation under GAAP. We believe that considering only the change in market value on the derivative side of the transaction can produce a false sense as to the ultimate profitability of the total transaction as no change in value is reflected for the non-derivative portion of the transaction.

The following table presents a reconciliation of SJI's income from continuing operations and earnings per share from continuing operations to Economic Earnings and Economic Earnings per share for the three and six months ended June 30:

	Three Months Ended June 30		Six Months Ended June 30
	In thousands except per share data
	2017	2016	2017	2016

(Loss)/Income from Continuing Operations	$(7,612)	$(4,798)	$30,135	$63,389
(Minus)/Plus:
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	8,336	22,523	(5,573)	3,911
Realized Losses on Inventory Injection Hedges	---	23	332	26
Unrealized Loss on Dedesignated Interest Rate Contracts (A)	---	---	2,392	---
Unrealized Loss on Property, Plant & Equipment (B)	---	---	256	---
Charge from a Legal Proceeding in a Pricing Dispute (C)	1,834	---	45,821	---
Accrual of an Expected Settlement (D)	9,786	---	9,786	---
Other (E)	(46)	(41)	(87)	(82)
Income Taxes (F)	(7,821)	(9,002)	(21,028)	(1,542)
Economic Earnings	$4,477	$8,705	$62,034	$65,702

Earnings Per Share from Continuing Operations	$(0.10)	$(0.06)	$0.38	$0.86
(Minus)/Plus:
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	0.11	0.30	(0.07)	0.05
Unrealized Loss on Dedesignated Interest Rate Contracts (A)	---	---	0.03	---
Charge from a Legal Proceeding in a Pricing Dispute (C)	0.02	---	0.58	---
Accrual of an Expected Settlement (D)	0.12	---	0.12	---
Income Taxes (F)	(0.09)	(0.12)	(0.26)	(0.02)
Economic Earnings Per Share	$0.06	$0.12	$0.78	$0.89

The following table presents reconciliations of GAAP income from continuing operations to Economic Earnings and prior year comparisons for our non-utility businesses for the three and six months ended June 30, 2017:

	Three Months Ended June 30		Six Months Ended June 30
	In thousands except per share data
	2017	2016	2017	2016

South Jersey Energy Group Income/(Loss) from Continuing Operations	$(11,463)	$(13,672)	$(19,560)	$9,967
(Minus)/Plus
Unrealized Mark-to-market Losses/(Gains) on Derivatives	8,205	22,219	(6,306)	3,094
Realized Losses on Inventory Injection Hedges	---	23	332	26
Charge from a Legal Proceeding in a Pricing Dispute (C)	1,834	---	45,821	---
Accrual of an Expected Legal Settlement (D)	9,786	---	9,786	---
Income Taxes (F)	(7,787)	(8,897)	(19,710)	(1,247)
South Jersey Energy Group Economic Earnings	$575	$(327)	$10,363	$11,840

South Jersey Energy Services Income/(Loss) from Continuing Operations	$1,070	$3,903	$(3,230)	$4,079
(Minus)/Plus
Unrealized Mark-to-Market Losses on Derivatives	131	304	733	817
Unrealized Loss on Dedesignated Interest Rate Contracts (A)	---	---	2,392	---
Unrealized Loss on Property, Plant & Equipment (B)	---	---	256	---
Other (E)	(46)	(41)	(87)	(82)
Income Taxes (F)	(34)	(105)	(1,318)	(295)
South Jersey Energy Services Economic Earnings	$1,121	$4,061	$(1,254)	$4,519

(A) Represents a new interest rate derivative and amendments made to an existing interest rate derivative linked to unrealized losses previously recorded in AOCL. SJI reclassified this amount from AOCL to Interest Charges on the condensed consolidated statements of income as a result of the prior hedged transactions being deemed probable of not occurring. Since the economic impact will not be realized until future periods, this amount is excluded from Economic Earnings.

(B) Represents an impairment charge recorded on a solar generating facility during the first quarter of 2017, for which the economic impact will not be realized until a future period.

(C) Represents a charge, including interest and legal fees, resulting from a ruling in a legal proceeding related to a pricing dispute between SJI and a gas supplier that began in October 2014. Since the charge relates to purchase transactions that primarily occurred in prior periods, this amount is excluded from Economic Earnings.

(D) Represents an accrual, including legal fees, of an expected settlement with a counterparty over a dispute related to a three-year capacity management contract. Since the accrual relates to transactions that primarily occurred in prior periods, this amount is excluded from Economic Earnings.

(E) Represents additional depreciation expense within Economic Earnings on two solar generating facilities where an impairment charge was recorded within Income from Continuing Operations which reduced the depreciable basis and recurring depreciation expense on these facilities. These impairment charges were excluded from Economic Earnings and, therefore, the related reduction in depreciation expense is being added back.

(F) Determined using a combined average statutory tax rate of 40%.

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